As filed with the Securities and Exchange Commission on April 13, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARCHSTONE-SMITH TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	84-1592064
(State of Incorporation)	(I.R.S. Employer Identification Number)
9200 E. PANORAMA CIRCLE, SUITE 400
ENGLEWOOD, COLORADO 80112
(303) 708-5959
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)
Caroline Brower
Executive Vice President and General Counsel
Archstone-Smith Trust
9200 E. Panorama, Suite 400
Englewood, Colorado 80112
(303) 708-5959
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Edward J. Schneidman
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
(312) 782-0600

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	per Share	Price	Fee

Common Shares of Beneficial Interest, par value, $0.01 per share	(1)(2)	(1)	(1)	(1)

Preferred Shares of Beneficial Interest, par value, $0.01 per share	(1)	(1)	(1)	(1)

Rights to Purchase Common Shares of Beneficial Interest	(3)	N/A	N/A	N/A

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(2)	There are hereby registered such indeterminate number of Common Shares of Beneficial Interest as may be issued upon conversion of Preferred Shares of Beneficial Interest registered hereunder for which no separate consideration will be received.

(3)	There are hereby registered such indeterminate number of Rights to Purchase Common Shares of Beneficial Interest as may be issued as a dividend for which no separate consideration will be received to holders of Common Shares of Beneficial Interest and related securities entitling such holders to subscribe for and purchase Common Shares of Beneficial Interest registered hereunder.

Archstone-Smith Trust
Common Shares
Preferred Shares
Rights
        We may offer and sell from time to time common shares of beneficial interest, preferred shares of beneficial interest and rights to purchase common shares of beneficial interest covered by this prospectus independently, or together in any combination that may include other securities set forth in an accompanying prospectus supplement, in one or more offerings, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. Our outstanding common shares are listed on the New York Stock Exchange under the symbol “ASN”. This prospectus provides you with a general description of the securities we may offer.
      Each time securities are sold using this prospectus, we will provide a supplement to this prospectus or possibly other offering material containing specific information about the offering. The supplement or other offering material may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and any supplement and/or other offering material carefully before you invest.
      We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.
      This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
      Our principal executive offices are located at 9200 E. Panorama, Suite 400, Englewood, Colorado 80112 and our telephone number is (303) 708-5959.
      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is April 13, 2006.

FORWARD-LOOKING STATEMENTS
      Certain statements included in, or incorporated into, this prospectus are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the industry and markets in which we operate based on management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets that could adversely affect our cost of capital and our ability to meet our financing needs and obligations, weather, obtaining governmental approvals and meeting development schedules. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in these forward-looking statements. Information concerning expected investment balances, expected funding sources, planned investments, and revenue and expense growth assumptions are examples of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

i

ARCHSTONE-SMITH TRUST
      Archstone-Smith Trust, which we refer to as “Archstone-Smith,” is a real estate operating company engaged primarily in the operation, development, redevelopment, acquisition and long-term ownership of apartment communities in the United States. Archstone-Smith, together with Archstone-Smith Operating Trust, which we refer to as the “Operating Trust,” are structured as an umbrella partnership real estate investment trust or “UPREIT,” under which all property ownership and business operations are conducted through the Operating Trust. We are the sole trustee of the Operating Trust and owned approximately 86.2% of the Operating Trust at December 31, 2005.
      We are a real estate investment trust, or REIT, organized in 2001 under the laws of the State of Maryland. Our principal executive offices are located at 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112, and our telephone number is (303) 708-5959.
USE OF PROCEEDS
      The net proceeds to us from the offered securities will be contributed to the Operating Trust in exchange for Class A-2 common units in the Operating Trust, in the case of an offering of common shares, or a corresponding series of preferred units, in the case of an offering of preferred shares, in the Operating Trust. Unless otherwise described in the applicable prospectus supplement, the Operating Trust will use the net proceeds from the sale of the offered securities for the acquisition and development of additional apartment properties as suitable opportunities arise, for the repayment of any outstanding indebtedness at such time, for capital improvements to properties and for general corporate purposes.
DESCRIPTION OF ARCHSTONE-SMITH SHARES OF BENEFICIAL INTEREST
      The following summary of the material terms of our shares of beneficial interest does not include all of the terms of the shares and should be read together with our declaration of trust and bylaws, which are incorporated by reference in this prospectus, and applicable Maryland law. See “Where You Can Find More Information” beginning on page 30. Our declaration of trust and bylaws are included as exhibits to the registration statement, of which this document is a part. Our authorized shares of beneficial interest consist of 450,000,000 shares, par value $0.01 per share, of which 430,733,260 shares are designated as common shares, 1,600,000 shares are designated as Series E cumulative redeemable preferred shares of beneficial interest, 800,000 shares are designated as Series F cumulative redeemable preferred shares of beneficial interest, 600,000 shares are designated as Series G cumulative redeemable preferred shares of beneficial interest, 500 shares are designated as Series I cumulative redeemable preferred shares of beneficial interest, 11,766,240 shares are designated as authorized but unissued shares of beneficial interest and 4,500,000 shares are designated as Series B junior participating preferred shares.
      The following table sets forth our issued and outstanding common shares and preferred shares as of March 27, 2006:

Class or Series of Shares	Issued and Outstanding Shares

Common Shares	213,664,795
Series I Preferred Shares	500
      Under our declaration of trust, our board of trustees has the authority to issue authorized but unissued common shares and, subject to the rights of holders of any class or series of preferred shares, preferred shares in one or more classes or series, without shareholder approval. Our board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares or different classes or series of preferred shares, without shareholder approval, subject to the rights of holders of any class or series of preferred shares. Absent an express provision to the contrary in the terms of any class or series of authorized shares, under our declaration of trust, our board of trustees also has the power to divide or combine the outstanding shares of any class or series, without shareholder approval. The board of trustees may amend our declaration of trust without shareholder approval to increase or decrease the aggregate number of shares or the number of shares of any class or series.
      We believe that the power of our board of trustees to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause us to issue such classified or reclassified shares of beneficial interest provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which may arise. The additional classes or series, as well as the common shares, generally will be available for future issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange. Although our board of trustees has no present intention of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Archstone-Smith that might involve a premium price for holders of common shares or otherwise be in their best interests.
DESCRIPTION OF COMMON SHARES
General
      All Archstone-Smith common shares will be duly authorized, validly issued, fully paid and nonassessable.
      Subject to the preferential rights of any other shares of beneficial interest and to the provisions of our declaration of trust regarding ownership limitations and restrictions on transfers of shares of beneficial interest, holders of our common shares are entitled to receive distributions if, as and when authorized and declared by our board of trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. Before holders of our common shares are entitled to receive any distributions in any quarter, we must pay or set apart for payment distributions on all of its outstanding series of preferred shares.
      Subject to the provisions of our declaration of trust regarding ownership limitations and restrictions on transfer of shares of beneficial interest, and except for any special voting rights of any other class or series of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as provided with respect to any other class or series of shares of beneficial interest, the holders of our common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, except as provided with respect to any other class or series of shares of beneficial interest, will not be able to elect any trustees. Holders of our common shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the exchange provisions of the declaration of trust regarding ownership limitations and restrictions on transfer, our common shares have equal distribution, liquidation, voting and other rights.
      Our declaration of trust permits the termination of the existence of Archstone-Smith if it is approved by:

•	at least a majority of the board of trustees, and

•	holders of not less than a majority of the outstanding shares of beneficial interest.
Transfer agent
      The transfer agent and registrar for the common shares is Mellon Investor Services, L.L.C., Jersey City, New Jersey.

Shareholder liability
      Under Maryland law applicable to Maryland real estate investment trusts, a shareholder is not personally liable for our obligations solely as a result of his or her status as a shareholder. Our declaration of trust provides that no shareholder will be personally or individually liable for any debt, act, omission or obligation of ours by reason of being a shareholder. However, shareholders may, in jurisdictions other than Maryland, be found by a court to be personally liable to the extent that such claims are not satisfied by us.
      Our declaration of trust further provides that we will indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we will reimburse each shareholder for all reasonable expenses incurred by him or her relating to any such claim or liability. In addition, inasmuch as we will carry public liability insurance, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.
Trustee and officer liability
      Maryland law permits a real estate investment trust to include in its declaration of trust any provision expanding or limiting the liability of its trustees and officers to the trust or its shareholders for money damages, except in those instances that:

•	it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of benefit or profit in money, property or services actually received; or

•	a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
      Our declaration of trust provides that, to the maximum extent permitted under Maryland law, no officer or trustee shall be liable to the trust or to any shareholder for money damages.
Ownership limitation
      For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include various entities and constructive ownership among specified family members, during the last half of a taxable year or during a proportionate part of a short taxable year. Our shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year.
      Subject to various exceptions, no holder is permitted to beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in number of shares or value of the outstanding shares. Our board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of trustees and upon such other conditions as the board of trustees may direct, may also exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to us of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the ownership limit. Our board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a real estate investment trust. Any transfer of shares that would:

•	create a direct or indirect ownership of shares in excess of the ownership limit;

•	result in shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in section 856(a) of the Internal Revenue Code;

•	result in us being “closely held” within the meaning of section 856(h) of the Internal Revenue Code; or

•	result in us failing to qualify as a REIT,
shall be null and void, and the intended transferee will acquire no rights to shares. The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust.
      Any shares, the transfer of which would result in a person owning shares in excess of the ownership limit or cause us to become “closely held” under section 856(h) of the Internal Revenue Code, will constitute excess shares, unless we otherwise permitted the transfer as provided above. These excess shares will be transferred pursuant to the declaration of trust to a party not affiliated with us who is designated by us as the trustee of a trust for the exclusive benefit of an organization described in Sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by the board of trustees as the beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions of ownership. While these excess shares are held in trust, distributions on such excess shares will be paid to the trust for the benefit of the beneficiary and may only be voted by the trustee for the benefit of the beneficiary. Subject to the ownership limit, the excess shares will be transferred by the trustee at our direction to any person, if the excess shares would not be excess shares in the hands of such person. The purported transferee will receive the lesser of:

•	the price paid by the purported transferee for the excess shares, or, if no consideration was paid, fair market value on the day of the event causing the excess shares to be held in trust; and

•	the price received from the sale or other disposition of the excess shares held in trust.
      Any proceeds in excess of the amount payable to the purported transferee will be paid to the beneficiary. In addition, such excess shares held in trust are subject to purchase by us for a 90-day period at a purchase price equal to the lesser of:

•	the price paid for the excess shares by the purported transferee, or, if no consideration was paid, fair market value at the time of event causing the shares to be held in trust; and

•	the fair market value of the excess shares on the date we elect to purchase such shares.
      Fair market value, for these purposes, means:

•	the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date, or

•	if not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on, over or through any exchange or quotation systems, or

•	if not then traded on, over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the board of trustees.
      From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions (other than liquidating distributions), voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. Any distribution paid to a purported transferee on excess shares prior to our discovery that such excess shares have been transferred in violation of the provisions of the declaration of trust will be repaid, upon demand, to us, and we will pay any such amounts to the trust for the benefit of the beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring such excess shares and to hold such excess shares on our behalf. All certificates evidencing shares will bear a legend referring to the restrictions described above.

      All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5%, as provided in the rules and regulations promulgated under the Internal Revenue Code, of the number or value of our outstanding shares must give us a written notice containing certain information by January 31 of each year. In addition, each shareholder is upon demand required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a real estate investment trust, to determine our status as a real estate investment trust, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance. The ownership limitations under the declaration of trust are designed to protect our real estate investment trust status. The limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest.
      The foregoing ownership limitations also may have the effect of preventing or hindering any attempt to acquire control of us without the consent of our board of trustees.
DESCRIPTION OF PREFERRED SHARES
General
      Subject to limitations under Maryland law and the declaration of trust, the board of trustees is authorized to issue series of preferred shares from our authorized but unissued shares of beneficial interest. From time to time, the board of trustees or a committee of the board may establish the number of preferred shares to be included in each series and fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and fix any other terms the board of trustees deems appropriate for a series of preferred shares. The specific terms of any series of preferred shares to be offered by us will be set forth in a prospectus supplement, including:

(1) The title and stated value of such series of preferred shares;

(2) The number of shares of such series of preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

(3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to preferred shares of such series;

(4) The date from which dividends on preferred shares of such series shall cumulate, if applicable;

(5) The procedures for any auction and remarketing, if any, for preferred shares of such series;

(6) The provision for a sinking fund, if any, for preferred shares of such series;

(7) The provision for redemption, if applicable, of preferred shares of such series;

(8) Any listing of such series of preferred shares on any securities exchange;

(9) The terms and conditions, if applicable, upon which preferred shares of such series will be convertible into common shares, including the conversion price, or manner of calculation thereof;

(10) Whether interests in preferred shares of such series will be represented by global securities;

(11) Any other specific terms, preferences, rights, limitations or restrictions of such series of preferred shares;

(12) A discussion of federal income tax considerations applicable to preferred shares of such series;

(13) The relative ranking and preferences of preferred shares of such series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(14) Any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(15) Any limitations on direct or beneficial ownership and restrictions on transfer of preferred shares of such series, in each case as may be appropriate to preserve our status as a real estate investment trust under the Internal Revenue Code.
Rank
      Unless otherwise specified in the applicable prospectus supplement, the ranking of the preferred shares of each series with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs will be

•	senior to all classes or series of common shares, and to all equity securities ranking junior to such series of preferred shares;

•	on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with preferred shares of such series; and

•	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to preferred shares of such series.
Distributions
      Holders of each series of preferred shares shall be entitled to receive cash dividends, when, as and if declared by the board of trustees, out of our assets legally available for payment at the rates and on the dates set forth in the prospectus supplement applicable to a series of preferred shares. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates fixed by the board of trustees for the dividend.
      Distributions on any series of the preferred shares may be cumulative or noncumulative. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are noncumulative, then the holders of that series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment date.
      If preferred shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on our preferred shares of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of such series for any period unless:

(1) if such series of preferred shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series for all past dividend periods and the then current dividend period; or

(2) if such series of preferred shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series.
      When dividends on any series of preferred shares and other series of preferred shares ranking on parity with respect to dividends are not paid in full or the board of trustees has not set aside a sum sufficient for the full payment of the dividends, the board of trustees may only declare dividends on all preferred shares ranking on parity with respect to dividends. These shall be declared pro rata so that the amount of dividends declared per share on each series of preferred shares shall in all cases be equal to the same ratio that the accrued dividends per share on a given series of preferred shares to the accrued dividends of each other series of preferred shares. As noted above, if a series of preferred shares does not have a cumulative dividend, unpaid dividends for prior periods shall not be used in calculating the ratio. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of such series which may be in arrears. No dividends, other than in common shares or other capital shares ranking junior to the preferred shares of such series as to dividends or upon liquidation, shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares or any of our other capital shares ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation, except as provided in the immediately preceding paragraph, unless:

(1) if such series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient of the payment thereof set apart for payment for all past dividend periods and the then current dividend period; or

(2) if such series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period.
      Additionally, unless the foregoing dividends have been declared and paid or declared and a sum sufficient for payment has been set aside, neither the common shares nor any of our other capital shares ranking junior to or on parity with the preferred of the series as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series, by us, except by conversion into or exchange for our other capital shares ranking junior to the preferred shares of such series as to dividends and upon liquidation. Any dividend payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.
Redemption
      If so provided in the applicable prospectus supplement, the preferred shares of a series will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement. The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares of such series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon, which shall not, if such series of preferred shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of our capital shares, the terms of such series of preferred shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, preferred shares of such series shall automatically and mandatorily be converted into shares of our applicable capital shares pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, no preferred shares of any series shall be redeemed unless all outstanding preferred shares of such series are simultaneously redeemed except:

(1) if such series of preferred shares has a cumulative dividend, full cumulative dividends on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or

(2) if such series of preferred shares does not have a cumulative dividend, full dividends on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series. Also, we shall not purchase or otherwise acquire directly or indirectly any preferred shares of such series, except by conversion into or exchange for our capital shares ranking junior to the preferred shares of such series as to dividends and upon liquidation, unless:

(1) if such series of preferred shares has a cumulative dividend, full cumulative dividends on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or

(2) if such series of preferred shares does not have a cumulative dividend, full dividends on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period.
      If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may either be redeemed pro rata from the holders of record of preferred shares of such series in proportion to the number of preferred shares of such series held by such holders with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by us.
      A notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

(1) the redemption date;

(2) the number of shares and series of the preferred shares to be redeemed;

(3) the redemption price;

(4) the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

(5) that dividends on the preferred shares to be redeemed will cease to accrue on the redemption date; and

(6) the date upon which the holder’s conversion rights, if any, as to the preferred shares shall terminate.
      If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder of the series of preferred shares shall also specify the number of preferred shares to be redeemed from each holder of the series. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on the series of preferred shares, and all rights of the holders of the series of preferred shares will terminate, except the right to receive the redemption price.

Liquidation preference
      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of each series of preferred shares shall be entitled to receive liquidating distributions out of our assets legally available for distributions. The liquidating distributions shall be in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid with respect to the applicable series of preferred shares, which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of preferred shares does not have a cumulative dividend. The holders of preferred shares shall be entitled to receive any liquidating distributions before any distribution or payment shall be made to the holders of any common shares or any of our other classes or series of shares of beneficial interest ranking junior to any series of preferred shares in the distribution of assets upon our liquidation, dissolution or winding.
      After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares of an applicable series will have no right or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of a series and the corresponding amounts payable on all shares of our other classes or series of capital shares ranking on a parity with preferred shares of the series in the distribution of assets, then the holders of preferred shares of all classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of preferred shares of such series, our remaining assets shall be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.
Voting rights
      Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement, will apply to each series of preferred shares.
      If six quarterly dividends, whether or not consecutive, payable on the preferred shares of a given series or any other series of preferred shares ranking on a parity with that series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of trustees then constituting the board of trustees will be increased by two. Additionally, the holders of preferred shares of that series, voting together as a class with the holders of any other series of shares ranking in parity with that shares, will have the right to elect two additional trustees to serve on the board of trustees at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of that series and other preferred shares ranking in parity with those shares and at each subsequent annual meeting of shareholders until all the unpaid dividends and dividends for the current quarterly period on the preferred shares of that series and other preferred shares ranking in parity with those shares have been paid or declared and set aside for payment. These voting rights will terminate when all accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of these voting rights.
      The approval by holders of two-thirds of the outstanding preferred shares of such series and all other series of preferred shares similarly affected, voting as a single class, is required in order to

(1) amend the declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of such series or other preferred shares ranking in parity with such shares;

(2) enter into a share exchange that affects the preferred shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each preferred share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a preferred share of such series, except for changes that do not materially and adversely affect the holders of the preferred shares of such series; or

(3) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.
      However, we may create additional classes of parity shares and other series of preferred shares ranking junior to such series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up junior shares, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of preferred shares of such series.
      Except as provided above and as required by law, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets.
Conversion rights
      The terms and conditions, if any, upon which any series of preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of common shares into which the preferred shares of such series are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred shares of such series, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares of such series.
      As discussed above under “Description of Common Shares — Ownership limitation,” for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of preferred shares may contain various provisions restricting the ownership and transfer of the preferred shares.
      All certificates representing preferred shares will bear a legend referring to the restrictions described above.
FEDERAL INCOME TAX CONSIDERATIONS RELATING TO ARCHSTONE-SMITH
      We intend to operate in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. Since these provisions are highly technical and complex, you are urged to consult your own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of our shares.
      Based upon our representations with respect to the facts as set forth and explained in the discussion below, in the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, we have been organized in conformity with the requirements for qualification as a REIT, and our proposed method of operation described in this prospectus and as represented by management will enable us to satisfy the requirements for such qualification. This opinion is based on representations made by us as to certain factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of filing of this prospectus. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review our compliance with these tests on a continuing basis. No assurance can be given that we will satisfy such tests on a continuing basis. In brief, if the conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as ourselves, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the “double taxation” at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a domestic corporation for that year and, potentially, one or more subsequent years, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our shareholders would be reduced or eliminated. The board of trustees believes that we have been organized and operated and currently intend that we will continue to operate in a manner that permits us to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on its continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on our operating results.
      The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis.
      The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders (including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who may be subject to special treatment under the federal income tax laws.
Taxation of Archstone-Smith

General
      In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by us.
      Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, which are discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of either (1) the amount by which 75% of our gross income (excluding gross income from prohibited transactions) exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income (excluding gross income from prohibited transactions) exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Furthermore, if we fail to satisfy the 5% asset test or the 10% vote and value test (and do not qualify for a de minimis safe harbor) or fail to satisfy the other asset tests, each of which is discussed below, and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of $50,000 or an amount determined (pursuant to regulations prescribed by the Treasury) by multiplying the highest corporate tax rate by the net income generated by the assets that caused the failure for the period beginning on the first date of the failure to meet the tests and ending on the date (which must be within 6 months after the last day of the quarter in which the failure is identified) that we dispose of the assets or otherwise satisfy the tests. If we fail to satisfy one or more REIT requirements other than the 75% or the 95% gross income tests and the asset tests, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a penalty of $50,000 for each such failure. We will be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of our “taxable REIT subsidiaries” to us that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See “Other Tax Considerations — Investments in taxable REIT subsidiaries.” In addition, if we should fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for such year;

(2) 95% of our REIT capital gain net income for such year, other than capital gains we elect to retain and pay tax on as described below; and

(3) any undistributed taxable income from prior years,
we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.
      A REIT is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us, and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our shareholders would be deemed to have paid the shareholder’s share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his or her tax basis in shares held by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by us. We may also be subject to the corporate “alternative minimum tax,” as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.
      In order to qualify as a REIT, we must meet, among others, the following requirements:
Share ownership test
      Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year following our first taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year following our first taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If we comply with the Treasury Department regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.
      In order to ensure compliance with the 50% test, we have placed restrictions on the transfer of our shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury Department regulations, we must maintain records which disclose the actual ownership of our outstanding shares and such regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares disclosing the actual owners of such shares as prescribed by Treasury Department regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A shareholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information. In addition, our declaration of trust provides restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. We intend to enforce the 9.8% limitation on ownership of shares to assure that our qualification as a REIT will not be compromised.
Asset tests
      At the close of each quarter of our taxable year, we must satisfy tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, such as the Operating Trust, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, we will be deemed to own 100% of the corporation’s assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “10% vote and value test”). Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “20% and 5% asset tests”).
      As noted above, when we invest in an entity classified as a partnership for federal income tax purposes such as the Operating Trust, we will be deemed to own a proportionate share of its assets. The partnership interest does not constitute a security for purposes of these tests. See “— Tax aspects of its investments in partnerships.” Accordingly, our investment in properties through our interest in the Operating Trust is treated as an investment in qualified assets for purposes of the 75% asset test to the extent the Operating Trust’s assets so qualify. The Operating Trust currently owns securities of issuers which are not treated as qualified REIT subsidiaries or REITs and may acquire additional such securities in the future.
      By virtue of our partnership interest in the Operating Trust, we are deemed to own initially a pro rata share of such securities. Based upon an analysis of the estimated value of the securities owned by the Operating Trust in taxable REIT subsidiaries and non-government issuers relative to the estimated value of the total assets owned by the Operating Trust, we believe that the 10% vote and value test and the 20%

and 5% asset tests on the date of this prospectus should be satisfied. In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw LLP is relying on our representations with respect to the value of the stock and assets and our conclusion that we satisfy each of the 10% vote and value test and the 20% and 5% asset tests.
      Each of the 10% vote and value test and the 20% and 5% asset tests must be satisfied at the end of any quarter in which we acquire additional securities of any issuer. If any unitholder of the Operating Trust exercises its redemption option to exchange units for common shares, we will thereby increase our proportionate indirect ownership interest in the Operating Trust. This will require us to meet the 10% vote and value test and the 20% and 5% asset tests in any quarter in which the conversion option is exercised. A similar result will follow in the case of any exchange of units by employees of the Operating Trust or any subsidiary that they received pursuant to its long term incentive compensation plan. We plan to take steps to ensure that the 10% vote and value test and the 20% and 5% asset tests are satisfied for any quarter in which retesting is to occur. However, we cannot give assurance that the steps will always be successful and will not require a reduction in the Operating Trust’s overall interest in the securities of any issuer. If we fail to comply with the asset tests, we will fail to qualify as a REIT unless we qualify for one of the cure provisions described in the following paragraph.
      As discussed above, we generally may not own more than 10% by vote or value of any one issuer’s securities and no more than 5% of the value of our total assets generally may be represented by the securities of any issuer. If we fail to meet either of these tests at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. After the 30 day cure period, we could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000 if the disposition occurs within 6 months after the last day of the calendar quarter in which we identify the violation. For violations of these tests that are larger than this amount and for violations of the other asset tests described above, where such violations are due to reasonable cause and not willful neglect, we can avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (within 6 months after the last day of the calendar quarter in which we identify the violation) and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets for the period beginning on the first date of the failure to meet the tests and ending on the date that we dispose of the assets or otherwise satisfies the asset tests.
Gross income tests
      There are currently two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income of the partnership, limited liability company or trust will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, we will be deemed to receive 100% of the corporation’s income. The two tests are as follows:
      1. The 75% Gross Income Test. At least 75% of our gross income, excluding gross income from prohibited transactions, for the taxable year must be “qualifying income.” Qualifying income generally includes:

(1) rents from real property except as modified below;

(2) interest on obligations secured by mortgages on, or interests in, real property;

(3) gains from the sale or other disposition of “non-dealer property,” which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business;

(4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

(5) abatements and refunds of real property taxes;

(6) income from the operation of, and gain from the sale of, “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property for which an election has been made;

(7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property, unless such fees are determined by income and profits; and

(8) certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares or certain publicly offered debt, which income is received or accrued during the one-year period following the receipt of such capital.
      Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% or the 95% gross income tests described below, if we, or an owner of 10% or more of our shares, directly or constructively own 10% or more of such tenant unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property, or as interest income, for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in connection with the rental of apartment units for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A REIT is permitted to render a de minimis amount of impermissible services to tenants, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, we may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.
      The Operating Trust provides services at the properties that it owns and may provide the services at any newly acquired properties of it. We believe that, for purposes of the 75% and 95% gross income tests, the services provided at our properties are or will be of the type which are usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience. We believe this is also true for any other services and amenities provided by the Operating Trust or its agents. Mayer, Brown, Rowe & Maw LLP, in rendering its opinion as to our qualification as a REIT, is relying on our representations to that effect. We intend that independent contractors or a taxable REIT subsidiary will perform services that cannot be provided directly by the Operating Trust or its agents.
      2. The 95% Gross Income Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying income or non-qualifying income, for purposes of the 95% gross income test. Income from a hedging transaction that does not meet these requirements will be treated as non-qualifying income for purposes of the 95% gross income test.
      For purposes of determining whether we comply with the 75% and 95% gross income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by us for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See “— Taxation of Archstone-Smith — General.”
      We believe that for purposes of both the 75% and the 95% gross income tests, our investment in properties through the Operating Trust in major part gives rise to qualifying income in the form of rents. We also believe that gains on sales of the properties, or of our interest in the Operating Trust, generally will also constitute qualifying income.
      Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

(1) following our identification of the failure, we file a schedule with a description of each item of gross income that caused the failure in accordance with regulations prescribed by the Treasury; and

(2) our failure to comply with gross income tests was due to reasonable cause and not to willful neglect.
It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions apply, we will nonetheless be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year.
Annual distribution requirements
      In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, plus 90% of our net income after tax, if any, from foreclosure property, minus the sum of various items of excess non-cash income.
      Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or if we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, the amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our shareholders would be deemed to have paid the shareholder’s share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his or her tax basis in the shares held by the difference between the amount of income to the shareholder resulting from the designation less the shareholder’s credit or refund for the tax paid by us.

      We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the declaration of trust of the Operating Trust authorizes us in our capacity as trustee to take the steps as may be necessary to cause the Operating Trust to distribute to its unitholders an amount sufficient to permit us to meet the distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. Additionally, this may be due to the Operating Trust’s inability to control cash distributions from any properties over which it does not have decision making control, or for other reasons.
      To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, intend to borrow funds or cause the Operating Trust or other affiliates to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.
      Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared and paid in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or if we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.
      If we fail to meet the 90% distribution requirement as a result of an adjustment to its tax return by the IRS, or if we determine that we have failed to meet the 90% distribution requirement in a prior taxable year, we may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.
      We would incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of the REIT ordinary income for such year, (2) 95% of the REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods.
Tax aspects of our investments in partnerships
      We hold units in the Operating Trust. For federal income tax purposes, the Operating Trust is classified as a partnership. In general, a partnership is a “pass-through” entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partner received a distribution from the partnership. We will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of our REIT taxable income. See “— Taxation of Archstone-Smith — General” and “— Taxation of Archstone-Smith — Gross income tests.”
      Each partner’s share of a partnership’s tax attributes is determined in accordance with the declaration of trust of the Operating Trust, although the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Internal Revenue Code section 704(b) and the regulations under Internal Revenue Code section 704(b). The Operating Trust’s allocation of tax attributes is intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross income and asset tests discussed above, we will be deemed to own our proportionate share of each of the assets of the partnership and will be deemed to have received a share of the income of the partnership based on our capital interest in the Operating Trust. Accordingly, any increase in our REIT taxable income from our interest in the Operating Trust, whether or not a corresponding cash distribution is also received from the Operating Trust, will increase our distribution requirements. However, this income will not be subject to federal income tax in our hands if we distribute an amount equal to such additional income to our shareholders. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Trust. See “Taxation of Archstone-Smith — Annual distribution requirements” and “— Taxation of Archstone-Smith — Asset tests.”
Entity classification
      Based on its representations that the Operating Trust will satisfy the conditions to avoid classification as a “publicly traded partnership” under the Internal Revenue Code, in the opinion of Mayer, Brown, Rowe & Maw LLP, under existing federal income tax law and regulations, the Operating Trust will be treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation. The opinion, however, is not binding on the Internal Revenue Service.
Tax allocations with respect to book-tax differences for contributed properties
      Under section 704(c) of the Internal Revenue Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which is referred to as the book-tax difference. A book-tax difference also can exist with respect to an asset that has not appreciated or depreciated in economic terms if that asset has been depreciated for tax purposes. A substantial book-tax difference exists with respect to certain assets held by the Operating Trust.
      The declaration of trust of the Operating Trust requires allocations of income, gain, loss and deductions attributable to the properties with respect to which there is a book-tax difference to be made in a manner that is consistent with section 704(c) of the Internal Revenue Code. Treasury regulations under section 704(c) require partnerships to use a reasonable method for allocation of items affected by section 704(c) of the Internal Revenue Code.
      The declaration of trust of the Operating Trust also requires that any gain allocated to the Operating Trust unitholders upon the sale or other taxable disposition of any Operating Trust asset must, to the extent possible after taking into account other required allocations of gain, be characterized as recapture income in the same proportions and to the same extent as the unitholders previously have been allocated any deductions directly or indirectly giving rise to the treatment of the gains as recapture income.
Liquidation of Archstone-Smith Operating Trust
      If the Operating Trust liquidates and dissolves, a distribution of Operating Trust property other than money generally will not result in taxable gain to an Operating Trust unitholder, except to the extent provided in sections 704(c)(1)(B), 731(c) and 737 of the Internal Revenue Code. The basis of any property distributed to an Operating Trust unitholder will equal the adjusted basis of the unitholders’ Operating Trust units, reduced by any money distributed in liquidation. A distribution of money upon the liquidation of the Operating Trust, however, will be taxable to an Operating Trust unitholder to the extent that the amount of money distributed in liquidation, including any deemed distributions of cash as a result of a reduction in the unitholder’s share of partnership liabilities, exceeds the unitholder’s tax basis in its Operating Trust units.

Sale of properties
      Our share of any gain realized by the Operating Trust on the sale of any “dealer property” generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “— Taxation of Archstone-Smith — General” and “— Taxation of Archstone-Smith — Gross income tests — The 95% Gross Income Test.” Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We intend to hold, and, to the extent within our control, to have any joint venture to which the Operating Trust is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make sales of our properties and other properties acquired subsequent to the date hereof as are consistent with our investment objectives. Based upon our investment objectives, we believe that overall, our properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.
Failure to qualify
      If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary dividends, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.
      In the event that we fail to satisfy one or more requirements for qualification as a REIT, other than the 75% and the 95% gross income tests and other than the asset tests, each of which is subject to the cure provisions described above, we will retain our REIT qualification if (i) the violation is due to reasonable cause and not willful neglect and (ii) we pay a penalty of $50,000 for each failure to satisfy the provision.
Taxation of our shareholders

Taxation of taxable domestic shareholders
      As long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends or “qualified dividend income,” will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to our domestic shareholders as ordinary income, except that prior to January 1, 2009, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by us from non-REIT corporations (such as taxable REIT subsidiaries) or are attributable to income upon which we have paid corporate income tax (e.g., to the extent that we have distributed less than 100% of our taxable income). Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to its shareholders, reducing the tax basis of a shareholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our shareholders. In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions required to be treated by such shareholder as long-term capital gains. Gain from the sale or exchange of shares held for more than one year is taxed as long-term capital gain. Net long-term capital gains of non-corporate taxpayers are taxed at a maximum capital gain rate of 15% for sales or exchanges occurring prior to January 1, 2009 (and 20% for sales or exchanges occurring thereafter). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 15% (or 20%) maximum capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.
      Shareholders should consult their tax advisors with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

Information reporting and backup withholding
      We will report to our domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

Taxation of tax-exempt shareholders
      The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held REIT,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit.
      However, if any pension or other retirement trust that qualifies under section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held REIT” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income. For these purposes, a “pension-held REIT” is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

Taxation of foreign shareholders
      We will qualify as a “domestically controlled qualified investment entity” so long as we qualify as a REIT and less than 50% in value of our shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. We currently anticipate that we will qualify as a domestically controlled qualified investment entity. Under these circumstances, gain from the sale of shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.
      Distributions of cash generated by our real estate operations, but not by the sale or exchange of our communities, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files an Internal Revenue Service Form W-8BEN with us or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is “effectively connected” income. Under applicable Treasury regulations, foreign shareholders generally must provide the Internal Revenue Service Form W-8ECI or Form W-8BEN beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.
      Distributions of proceeds attributable to our sale or exchange of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. However, these distributions will not be subject to tax under the Foreign Investment in Real Property Tax Act or the branch profits tax, and will instead be taxed in the same manner as distributions of cash generated by our real estate operations other than the sale or exchange of properties (as described above) if (i) the distribution is made with regard to a class of shares that is regularly traded on an established securities market in the United States and (ii) the recipient shareholder does not own more than 5% of that class of shares at any time during the year within which the distribution is received. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person owning more than 5% of the relevant class of shares that could be designated by us as a capital gain dividend; this amount is creditable against the foreign shareholder’s Foreign Investment in Real Property Tax Act tax liability.
      The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own advisors regarding the income and withholding tax considerations with respect to their investment.

Tax Rates
      Long-term capital gains and “qualified dividends” received by an individual are generally subject to federal income tax at a maximum rate of 15%. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends generally are not eligible for the 15% maximum tax rate on dividends. As a result, our ordinary REIT dividends are taxed at the higher tax rates applicable to ordinary income. However, the 15% maximum tax rate for long-term capital gains and qualified dividends generally applies to:

1. a shareholder’s long-term capital gains, if any, recognized on the disposition of our shares;

2. Our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

3. Our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

4. Our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

      Without future congressional action, the maximum tax rate on long-term capital gains will increase to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.
Other tax considerations

Investments in taxable REIT subsidiaries
      Several issuers elected to be treated as our taxable REIT subsidiaries effective January 1, 2001 and additional issuers have subsequently become our taxable REIT subsidiaries. As our taxable REIT subsidiaries, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. Such taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent any of our taxable REIT subsidiaries is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.
      Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our taxable REIT subsidiaries that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of the taxable REIT subsidiary.
      Under the taxable REIT subsidiary provision, we and any entity treated as a corporation for tax purposes in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” In addition, if any of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as our taxable REIT subsidiary. As described above, taxable REIT subsidiary elections have been made for certain entities in which we own an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

Tax on built-in gain
      If we acquire any assets from a taxable “C” corporation in a carry-over basis transaction, we could be liable for specified liabilities that are inherited from the “C” corporation. If we recognize gain on the disposition of such assets during the 10 year period beginning on the date on which such assets were acquired by us, then to the extent of such assets’ “built-in gain” (i.e., the excess of the fair market value of such asset at the time of the acquisition by us over the adjusted basis in such asset, determined at the time of such acquisition), we will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in gain assume that the “C” corporation whose assets are acquired does not make an election to recognize such built-in gain at the time of such acquisition. We currently own assets acquired from a “C” corporation in a carry-over basis transaction in 1999, for which no election was made to recognize any built-in gain at the time of such acquisition.

Possible legislative or other actions affecting tax consequences
      Prospective shareholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

State and local taxes
      We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares. A portion of our income may be earned through taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at normal applicable corporate rates.
PLAN OF DISTRIBUTION
      We may sell the offered securities to one or more underwriters or dealers for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Any underwriter, dealer or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement. The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward various civil liabilities, including liabilities under the Securities Act of 1933. Any such indemnification agreements will be described in the applicable prospectus supplement.
      If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by various institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to delayed delivery contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except:

(1) the purchase by an institution of the offered securities covered by its delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

(2) if the offered securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the offered securities less the principal amount thereof covered by delayed delivery contracts.
      Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.
WHERE YOU CAN FIND MORE INFORMATION
      Archstone-Smith has filed with the Securities and Exchange Commission a registration statement on Form S-3 of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about common shares. The rules and regulations of the Securities and Exchange Commission allow us to omit specified information included in the registration statement from this prospectus. In addition, Archstone-Smith files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy any of this information at the following location of the Securities and Exchange Commission:
          Public Reference Room
          100 F Street NE
          Washington, D.C. 20549
      You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Archstone-Smith, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Archstone-Smith may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.
      The Securities and Exchange Commission allows Archstone-Smith to “incorporate by reference” information in this document, which means that Archstone-Smith can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this document.
      The documents listed below that Archstone-Smith has previously filed with the Securities and Exchange Commission (file no. 1-16755) are considered to be a part of this prospectus. They contain important business and financial information about Archstone-Smith that is not included in or delivered with this document.

2005 Annual Report on Form 10-K	Filed on March 9, 2006
Periodic Reports on Form 8-K	Filed on January 13, 2006, February 14, 2006 and March 10, 2006
Registration Statement on Form 8-A	Filed on October 26, 2001
      All documents subsequently filed (other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed) by Archstone-Smith pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Archstone-Smith will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information which has been incorporated by reference in this prospectus (not including exhibits to that information unless those exhibits are specifically incorporated by reference in that information). Requests should be directed to Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112, Attention: Secretary, telephone number: (303) 708-5959.
EXPERTS
      The consolidated financial statements and schedules of Archstone-Smith Trust as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
      The validity of the common shares and preferred shares offered pursuant to this prospectus will be passed on for Archstone-Smith by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      An estimate of the various expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers.
      Article IV, Section 10 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to indemnification of Trustees: “The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings.” Article IV, Section 9 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

“To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 9, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”
      Article VIII, Section 2 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the indemnification of officers and employees:

“The Trust shall indemnify each officer and employee, and shall have the power to indemnify each agent, of the Trust to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.”

      Article VIII, Section 1 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of officers:

“To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”
      The registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling Archstone-Smith under the foregoing provisions, Archstone-Smith has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.	Exhibits.
      See the Index to Exhibits, which is hereby incorporated herein by reference.

Item 17.	Undertakings.
      The registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
      That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

Any other communication that is an offer in the offering made by the registrant to the purchaser.
      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado on the 13th day of April, 2006.

ARCHSTONE-SMITH TRUST

By:	/s/ R. SCOT SELLERS

Name: R. Scot Sellers

Title:	Chairman and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned trustees and officers of Archstone-Smith Trust, hereby constitutes and appoints R. Scot Sellers, Charles E. Mueller, Jr., Mark A. Schumacher and Caroline Brower, and each and any of them, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in an about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ R. SCOT SELLERS R. Scot Sellers	Chairman and Chief Executive Officer (Principal Executive Officer)	April 13, 2006

/s/ CHARLES E. MUELLER, JR. Charles E. Mueller, Jr.	Chief Financial Officer (Principal Financial Officer)	April 13, 2006

/s/ MARK A. SCHUMACHER Mark A. Schumacher	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 13, 2006

/s/ JAMES A. CARDWELL James A. Cardwell	Trustee	April 13, 2006

/s/ ERNEST S. GERARDI Ernest S. Gerardi	Trustee	April 13, 2006

/s/ NED S. HOLMES Ned S. Holmes	Trustee	April 13, 2006

/s/ ROBERT P. KOGOD Robert P. Kogod	Trustee	April 13, 2006

Signature	Title	Date

/s/ JAMES H. POLK James H. Polk III	Trustee	April 13, 2006

/s/ JOHN M. RICHMAN John M. Richman	Trustee	April 13, 2006

/s/ JOHN C. SCHWEITZER John C. Schweitzer	Trustee	April 13, 2006

/s/ ROBERT H. SMITH Robert H. Smith	Trustee	April 13, 2006

/s/ RUTH ANN M. GILLIS Ruth Ann M. Gillis	Trustee	April 13, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Amended and Restated Declaration of Trust of Archstone-Smith Trust (incorporated by reference to Exhibit 4.1 to the Archstone-Smith Trust’s Current Report of Form 8-K filed with the SEC on November 1, 2001)

4.2	Amended and Restated Bylaws of Archstone-Smith Trust (incorporated by reference to Exhibit 4.2 to the Archstone-Smith Trust’s Current Report on Form 8-K filed with the SEC on November 1, 2001)

4.3	Indenture, dated as of February 1, 1994, between Archstone-Smith Operating Trust (formerly Archstone Communities Trust) and Morgan Guaranty Trust Company of New York, as Trustee relating to Archstone-Smith Operating Trust’s (formerly Archstone Communities Trust) unsecured senior debt securities (incorporated by reference to Exhibit 4.2 to Archstone-Smith Operating Trust’s (formerly Archstone Communities Trust) Annual Report on Form 10-K for the year ended December 31, 1993)

4.4	First Supplemental Indenture, dated February 2, 1994, among Archstone-Smith Operating Trust (formerly Archstone Communities Trust), Morgan Guaranty Trust Company of New York and State Street Bank and Trust Company, as successor Trustee (incorporated by reference to Exhibit 4.3 to Archstone-Smith Operating Trust’s (formerly Archstone Communities Trust) Current Report on Form 8-K dated July 19, 1994)

4.5	Second Supplemental Indenture, dated August 2, 2004, among Archstone-Smith Operating Trust, and U.S. Bank National Association, as successor Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated August 2, 2004).

4.6	Indenture, dated as of August 14, 1997, between Security Capital Atlantic Incorporated and State Street Bank and Trust Company, as Trustee (incorporated by reference to Exhibit 4.8 to Security Capital Atlantic Incorporated’s Registration Statement on Form S-11 (File No. 333-30747))

4.7	Form of Archstone-Smith Trust common share ownership certificate (incorporated by reference to Exhibit 3.3 to Archstone-Smith Trust’s Registration Statement on Form S-4 (File No. 333-63734))

4.8	Form of Archstone-Smith Trust share certificate for Series I Preferred Shares (incorporated by reference to Exhibit 3.8 to Archstone-Smith Trust’s Registration Statement on Form S-4 (File No. 333-63734))

4.9	Articles of Amendment to Declaration of Trust of Archstone-Smith Trust (incorporated by reference to Exhibit 3.1 to the Archstone-Smith Trust’s Current Report of Form 8-K filed with the SEC on May 10, 2005)

4.10	Amendment to Amended and Restated Bylaws of Archstone-Smith Trust (incorporated by reference to Exhibit 3.1 to the Archstone-Smith Trust’s Current Report on Form 8-K filed with the SEC on March 10, 2006)

5.1	Opinion of Mayer, Brown, Rowe & Maw LLP as to the legality of the securities offered

8.1	Opinion of Mayer, Brown, Rowe & Maw LLP as to certain tax matters

23.1	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included in this registration statement on signature page)